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                                                                   Exhibit 10.26

                        AMENDMENT TO EMPLOYMENT AGREEMENT
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     THIS AMENDMENT TO EMPLOYMENT AGREEMENT (the "Amendment") is entered into on the 1st day of February 2002 (the "Amendment Date") to be effective as of April 2, 2002 (the "Effective Date"), by and between Craig Macnab (the "Executive") and JDN Realty Corporation (the "Company").

                                    RECITALS
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     WHEREAS, the Company previously entered into an Employment Agreement (the
"Employment Agreement") with Executive, dated November 17, 2000 (the "Execution Date") and made effective as of April 2, 2000; and

     WHEREAS, the Company and Executive desire to extend the term of the Employment Agreement until December 14, 2002; and

     WHEREAS, the Company and Executive desire to amend the Employment Agreement effective as of the Effective Date in the manner contemplated by this Amendment.

     In consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, it is hereby agreed by the parties as follows:

I.   AMENDMENTS AND ADDITIONS TO EMPLOYMENT AGREEMENT

1.1. Section 3 of the Employment Agreement shall be amended by deleting such provision in its entirety and replacing it with the following:

          3. Employment Period. Except as otherwise provided herein, the term of
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          this Agreement (the "Employment Period") shall end on December 14,
          2002. The Employment Period may be extended by mutual written agreement of Executive and the Company upon such terms, provisions and conditions which are mutually acceptable to Executive and the Company.

1.2. Section 5(a) of the Employment Agreement shall be amended by deleting such provision in its entirety and replacing it with the following:

          (a) Base Salary. From April 2, 2002 until the end of the Employment
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          Period, the Company shall pay to Executive as compensation for the services to be performed by Executive a base salary of $400,000 per year. The base salary shall be payable in installments in accordance with the Company's normal payroll practice and shall be subject to such ordinary employee

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          withholdings as may be required by law.

1.3. Section 5(b)(i) of the Employment Agreement shall be amended by deleting such provision in its entirety and replacing it with the following:

          (i) Bonuses. In addition to the compensation set forth elsewhere in
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          this Section 5, for the year ending on December 31, 2002, Executive shall be entitled to receive a bonus as follows:

          Executive shall be entitled to receive a bonus equal to 100% of his base salary each year during the term of this Agreement in the event that Actual Per Share FFO (as defined herein) is greater than or equal to the Target Per Share FFO (as set forth herein) for the corresponding fiscal year. The Target Per Share FFO for the fiscal year ending December 31, 2002 is $1.25 and the base salary for the fiscal year ending December 31, 2002 is $400,000; provided that if the Company at any time subdivides (by any stock split, stock dividend, recapitalization or otherwise) its outstanding shares of common stock into a greater number of shares, the Target Per Share FFO in effect immediately prior to such issuance or subdivision shall be proportionately reduced, and if the Company at any time reduces the number of its outstanding shares of common stock or combines (by reverse stock split or otherwise) its outstanding shares of common stock into a smaller number of shares, the Target Per Share FFO in effect immediately prior to such reduction or combination shall be proportionately increased; provided that no adjustment hereunder will be required unless the effect of such reduction or increase (together with any other previously unmade adjustments, which shall be made collectively with the next required adjustment) does not result in the reduction or increase of the Target Per Share FFO by at least $0.01. The bonus payable to Executive under this Section 5(b)(i) shall be reduced by an amount equal to 1.67% of Executive's then-current base salary for each percentage point that the Actual Per Share FFO for the applicable fiscal year is below the Target Per Share FFO for that fiscal year. The bonus payable to Executive under this Section 5(b)(i) shall be paid on or before February 28 of the next fiscal year commencing after the fiscal year upon which such bonus is based unless required to be paid earlier pursuant to separate provisions of this Agreement. In the event that Executive's employment with the Company terminates prior to December 31, 2002, the bonus earned by Executive hereunder shall be calculated by: (i) annualizing the FFO per share of outstanding common stock of the Company for the period from January 1, 2002 until the date of Executive's termination (adjusted for any one-time or nonrecurring charges

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          incurred by the Company during that period); (ii) comparing the resulting annualized FFO to the Target Per Share FFO; (iii) applying the criteria for determining Executive's bonus set forth herein to determine the annual bonus that would be payable to Executive based upon the annualized FFO; and (iv) prorating such amount based upon the number of days worked by Executive during the year commencing on January 1, 2002 and ending on December 31, 2002. For purposes of this Agreement, "Actual Per Share FFO" shall mean net income of the Company for the fiscal year for which Actual Per Share FFO is being calculated, computed in accordance with generally accepted accounting principles, excluding gains or losses from debt restructuring and sales of property, plus depreciation and amortization of real estate assets, and after adjustments for unconsolidated partnerships and joint ventures, applying accounting principles consistently with prior periods divided by the number of outstanding shares of the Company as of the last day of the fiscal year for which the Actual Per Share FFO is being calculated based upon JDN Realty Corporation's audited financial statements for such period. Notwithstanding anything to the contrary in this Amendment, the Target Per Share FFO for the fiscal year ended December 31, 2002 is subject to amendment by the Board of Directors in its sole discretion based on its review of the final 2002 annual budget of the Company; and Executive hereby agrees and acknowledges that this Amendment may be unilaterally amended by the Board of Directors in its sole direction to reflect a different Target Per Share FFO for the year ending December 31, 2002, which amendment shall be provided to Executive in writing.

          The Executive shall also be eligible to receive such other bonuses or incentive payments as may be approved by the Board of Directors.

          For purposes of the remainder of this Employment Agreement, commencing on the Effective Date "Base Salary" shall mean Four Hundred Thousand Dollars ($400,000).

1.4 Section 5(b)(ii) of the Employment Agreement shall be amended by adding the following language to the end of such Section:

          In addition to the stock options granted on the Execution Date, if Executive's employment with the Company has not been terminated as of April 2, 2002, pursuant to a certain Stock Option Agreement to be dated as of April 2, 2002, Executive will be granted options to acquire 70,000 shares of the common stock of the Company at a per-share exercise price of the closing price as of April 1, 2002, all

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          of which will vest and become exercisable on December 13, 2002 (i.e.
          prior to expiration of the Employment Agreement). Any unexercised options shall expire ten years from the date of grant. Notwithstanding anything to the contrary contained herein, the options referenced in this Section 5(b)(ii) shall be subject to the terms of the JDN Realty Corporation 1993 Incentive Stock Option Plan, as amended, and any agreement between Executive and the Company pursuant thereto.

1.5 Section 5(b)(iii) of the Employment Agreement shall be amended by adding the following language to the end of such Section:

          In addition to restricted stock granted on the Execution Date, (i) on the Amendment Date, pursuant to a Restricted Stock Agreement between Executive and the Company, to be dated as of the Amendment Date, Executive will be issued 3,000 shares of restricted common stock, all of which shall vest and become transferable, subject to applicable federal and state securities laws, on December 13, 2002, or such earlier date as such shares of restricted stock may become vested and exercisable under separate provisions of this Agreement and (ii) if Executive's employment with the Company has not been terminated as of April 2, 2002, pursuant to a Restricted Stock Agreement between Executive and the Company, to be dated as of April 2, 2002, Executive will be issued 13,000 shares of restricted common stock, all of which shall vest and become transferable, subject to applicable federal and state securities laws, on December 13, 2002, or such earlier date as such shares of restricted stock may become vested and exercisable under separate provisions of this Agreement. Notwithstanding anything to the contrary contained herein, the shares of restricted stock referenced in this Section 5(b)(iii) shall be subject to the terms of the JDN Realty Corporation 1993 Incentive Stock Plan, as amended, and any agreement between Executive and the Company pursuant thereto.

1.6. Section 8(a) and Section 8(a)(i) of the Employment Agreement shall be amended by deleting such provisions in their entirety and replacing them with the following:

          (a) Termination Upon Change in Control or Termination Other than for
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     Cause. In the event that Executive's employment is terminated in a
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     termination Upon a Change in Control or a termination Other than For Cause,
     Executive shall be paid the following severance compensation:

               (i) From the date of Executive's termination until December 14, 2002 (the "Remainder Period"), an amount (payable on

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          the dates specified in Section 5(a) except as otherwise provided herein) equal to any amount of the Base Salary that would otherwise be payable for the Remainder Period but for Executive's termination plus one year's Base Salary at the rate payable at the time of such termination. Notwithstanding any provision in this paragraph (a) to the contrary, Executive may, in Executive's sole discretion, by delivery of a notice to the Company within thirty (30) days following a Termination Upon a Change in Control, elect to receive from the Company a lump sum severance payment by bank cashier's check equal to the present value of the flow of cash payments that would otherwise be paid to Executive pursuant to this paragraph (a). Such present value shall be determined as of the date of delivery of the notice of election by Executive and shall be based on a discount rate equal to LIBOR plus 2.25%, as reported in the Wall Street Journal, or similar publication, on the date of delivery of the election notice. If Executive elects to receive a lump sum severance payment, the Company shall make such payment to Executive within thirty (30) days following the date on which Executive notifies the Company of Executive's election.

1.7. Section 8(a)(ii) of the Employment Agreement shall be amended by deleting such provision in its entirety and replacing with the following:

               (ii) A bonus equal to 100% of his Base Salary, payable on the date Executive's employment with the Company ceases as a result of a Termination Upon Change of Control or Termination Other than For Cause.

1.8. Section 8(a)(iii) of the Employment Agreement shall deleted in its entirety.

1.9 The ADDENDUM TO EMPLOYMENT AGREEMENT appended to the Employment Agreement is hereby deleted in its entirety.

II.  DEFINED TERMS

     Capitalized terms used in Section I hereof, but not defined therein, shall have the same meaning ascribed to such terms in the Employment Agreement, to the extent such terms are defined in the Employment Agreement.

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     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to
Employment Agreement to be effective as of the Effective Date.

                                    JDN REALTY CORPORATION


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                                    By: /s/ Craig Macnab
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                                    Title: President and Chief Executive Officer
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                                    Craig Macnab

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